Exhibit 99.1

Gastar Exploration Announces First Independent Contingent Resource Estimate for Australian Coal Seam Gas Project

HOUSTON--(BUSINESS WIRE)--February 19, 2009--Gastar Exploration Ltd. (NYSE Alternext US: GST) (TSX: YGA) announced the first independent contingent resources assessment for the Narrabri Coal Seam Gas Project in New South Wales, Australia, where Gastar holds a 35% working interest (approximately 31% net revenue interest) in partnership with Eastern Star Gas (AX: ESG) (OTCQX: ESGLY). The independent contingent resource estimate is 5.8 Tcf (5,810 Bcf) of natural gas as of December 31, 2008.

The contingent resources are in addition to the 1,233 Bcf of independently certified 3P gas reserves announced in November last year and are based upon the Bohena (Maules Creek) and Hoskissons coal seams only. Approximately 85% of the estimated resource potential lies within the Bohena seam, the present focus of project development through multi-lateral horizontal production pilots and exploratory core-hole appraisal efforts.

Narrabri CSG Project Gas Reserves and Contingent Resource

Reserves (previously announced)	1P	2P	3P
	20 Bcf	319 Bcf	1,233 Bcf
Contingent Resource (1)	1C	2C	3C
	1,133 Bcf	2,895 Bcf	5,810 Bcf
(1)

The contingent resource estimates provided in this statement were determined by Netherland, Sewell and Associates Inc., Dallas, Texas, in accordance with the Society of Petroleum Engineers’ Petroleum Resource Management System guidelines. The guidelines define “contingent resource” as hydrocarbons that are estimated to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable.

“This new data point is another confirmation of the significant upside potential of Gastar’s Australian coalbed methane assets,” said J. Russell Porter, Gastar President & CEO. “There continues to be a high level of interest in southeastern Australian gas resources as evidenced by the extremely active M&A market for coalbed methane-based companies.

“As our joint venture’s operating and marketing activities increase, we believe that our independent engineers will convert additional portions of contingent resources to reserves,” Porter said. “We also expect that additional contingent resources will be added as the joint venture continues to explore other portions of PEL 238 and as we test other potential CBM reservoirs.”

The U.S. Securities and Exchange Commission (“SEC”) has generally permitted oil and gas companies in their filings with the SEC to disclose only proved reserves that under SEC definitions and guidelines a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This news release discloses proved reserves that do not meet SEC definitions and guidelines and “probable” reserves along with “contingent resources” that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The NYSE Alternext US LLC and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800
rporter@gastar.com
OR
DRG&E
Investor Relations Counsel:
Lisa Elliott or Anne Pearson, 713-529-6600
lelliott@drg-e.com
apearson@drg-e.com